SIDUS SPACE



Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-273430
January 29, 2024

Forward-Looking Statement

SIDUS SPACE

This presentation contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including: our financial performance and projections; our growth in revenue and earnings; and our business prospects and opportunities. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: our ability to change the direction of the Company; our ability to keep pace with new technology and changing market needs; and the competitive environment of our business. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this presentation and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward-looking statement, whether as a result of uncertainties and assumptions, the forward-looking events discussed in this presentation and other statements made from time to time by us or our representatives might not occur. See other factors described more fully in the section entitled ‘Risk Factors’ in Sidus Space’s Annual Report on Form 10-K for the year ended December 31, 2022, and other periodic reports filed with the Securities and Exchange Commission. Past performance is not indicative of future results. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a total risk of loss.

Free Writing Prospectus

This presentation highlights basic information about us and the proposed offering. Because it is a summary, it does not contain all of the information that you should consider before investing. We have filed a registration statement (including a prospectus supplement and the accompanying prospectus) with the SEC for the offer to which this presentation relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about us and the offering.

You may access these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. The preliminary prospectus supplement is available on the SEC website at http://www.sec.gov. Alternatively, we or any underwriter participating in the offering will arrange to send you the prospectus if you contact ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004.

This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. The offering will only be made by means of a prospectus supplement and accompanying prospectus.



MULTIFACETED SPACE COMPANY

- Space and Defense Hardware Manufacturing
- Satellite Manufacturing and Payload Integration
- Space-Based Data Solutions
- AI/ML Products and Services



SPACE-BASED INFRASTRUCTURE

- Supporting the upstream and downstream economic multipliers for space
- Building space infrastructure to facilitate **Bringing Space Down to Earth™** for everyone
- Building a 'Platform with a Purpose' - ensuring a **future-ready foundation**

SIDUS SPACE



Carol Craig

Chief Executive Officer & Founder

CRAIG TECHNOLOGIES



Teresa Burchfield

Chief Financial Officer

4FRONT SOLUTIONS



Mark Mikolajczyk

Director of

CRAIG TECHNOLOGIES

florida today

GANNETT



John Curry

Chief Mission Operations Officer

SNC SIERRA NEVADA CORPORATION

BLUE ORIGIN

NASA



Rich Kube

Chief Production Officer

CRAIG TECHNOLOGIES

USA United Space Alliance

Sidus Space: **Space and Data as-a-Service Satellite Company**

SIDUS SPACE

BUSINESS OVERVIEW

- USA-Owned, **Smart Vertically-Integrated** Satellite Designer and Manufacturer
- Space and Defense Hardware **Manufacturing**
- Space-Based **Data Solutions** including **AI / ML** Product and Services
- **HQ:** Merritt Island, FL , **Manufacturing:** Cape Canaveral, FL – **Space Coast**

DIVERSE CUSTOMER PORTFOLIO

BECHTEL, BOEING, Collins Aerospace (An RTX Business), Department of Defense, L3HARRIS, NASA, PARSONS, EUTELSAT ONEWEB

13+ YEARS

Industry-leading, high-quality commercial, military and government manufacturing experience

HERITAGE

Space qualification experience, existing customer pipeline, and NASA program heritage

CERTIFICATIONS/LICENSES

AS9100 Aerospace Certified, International Traffic in Arms Regulations (ITAR), ITU/FCC/NOAA

CADENCE

Multi-year, Multi-launch contract with SpaceX

COINCIDENT DATA COLLECTION

Multi-Sensor AI/ML solution

INTELLECTUAL PROPERTY

Space, Aerospace, Aviation patents

EXPECTED LAUNCH 2024

- **5-Year** Design Life
- Multi-Mission Capable
- Low Production Cost: **$1.75M - $2M**
- Potential ROI: **400%** within first (1) year of launch
- Coincident data collection with **FeatherEdge™ AI** delivering near real-time, actionable data transmission
- Hyperspectral, Multispectral, AIS, Optical and other sensors for **multiple industries and sectors**
- Approved for up to **100** Satellites in orbit
- Capacity to manufacture up to **10** satellites per month
- **Multi-year, multi-launch** contract



Manufacturing: **Brief Glance**

- Targeting ~35% Industry Standard Gross Margin
- 13+ Years industry-leading, high-quality commercial, military and government manufacturing experience
- Space qualification experience, existing customer pipeline, and major U.S. Space program heritage
- 35,000 Sq. Ft. Operations and Manufacturing facilities located in Cape Canaveral, Florida
- AS9100 Aerospace Certification, International Traffic in Arms Regulations (ITAR)
- Multi-disciplinary engineering services
- Complex space hardware production
- Smart Vertical Integration



Artemis SLS
Launch Vehicle and Mobile Launcher


NASA

Orion
Spacecraft


OneWeb

Eutelsat ONEWEB
Satellite



Dream Chaser
Spacecraft



The International Space Station
Platforms



Lunar Orbital Gateway
Prototypes







- Existing and tested infrastructure
- Flexible and shorter production cycles
- Bespoke satellite design and build
- Space proven off-the-shelf components (COTS)
- Flexible technology integration
- Controlled quality of products and services
- Lower costs
- Scalable and streamlined manufacturing

AIRBUS | BECHTEL | BLUE ORIGIN | BOEING | Collins Aerospace

Department of Defense | Dynetics A Leidos Company | ISS U.S. National Laboratory | Jacobs | L3HARRIS

Lockheed Martin | MAXAR | Nanoracks Voyager Space | NASA | Northrop Grumman

Eutelsat OneWeb | Orbital ATK | PARSONS | Raytheon Technologies | SAFRAN

SNC Sierra Nevada Corporation | SpaceX | Teledyne Technologies Incorporated | TNO innovation for life | ULA



COINCIDENT DATA COLLECTION

» Multi-sensor Data Fusion

» Reduction of False Positives

» Shortened Data Collection Timeframes

» Lowered Costs to Acquire Similar Datasets

SEAMLESS INTEGRATION OF EDGE ARTIFICIAL INTELLIGENCE

» Real-time Data Processing

» Image Analysis

» Anomaly Detection

» Data Compression

» Automated Decision-Making

» Privacy, Security and Customization


COMBINING
MULTI-SENSOR
COINCIDENT DATA AND
ARTIFICIAL INTELLIGENCE



AGRICULTURE/FORESTRY

» Soil Monitoring
» Farm Asset Management
» Forest Health
» Land Cover Changes
» Weather and Drought Monitoring

MARKET SIZE

$575M > $860M

Estimated (2021) | Projected (2031)



CLIMATE INTELLIGENCE

» Carbon Monitoring
» Emissions Monitoring
» Flood, Wildfire, Landslide Modeling
» Livestock Methane Detection
» Carbon credit trading/offset

MARKET SIZE

$135M > $595M

Estimated (2021) | Projected (2031)



ENERGY/MINING

» Geological Mapping
» Leaks and Emissions Detection
» Mine Risk Management
» Mining Exploration
» Pipeline Monitoring

MARKET SIZE

$450M > $575M

Estimated (2021) | Projected (2031)



MARITIME

» Environmental Impact
» Illegal Fishing
» Port Activity
» Supply Chain Logistics
» Vessel Movement

MARKET SIZE

$100M > $195M

Estimated (2021) | Projected (2031)

SIDUS SPACE

GROWING DEMAND FOR COMMERCIAL SPACE DATA & ANALYTICS FOR US DEFENSE & INTELLIGENCE GOVERNMENT AGENCIES

- Rapid commercialization & militarization of the space domain
- Migration from domination by military and government agencies to commercial sector
- Dual-use products that benefit the national economy and private consumers
- Actionable intelligence not imagery

USSF

The United States Space Force for military space

NRO

The National Reconnaissance Office (NRO) for intelligence space

U.S. Space Force Annual Budget Request

In Billions ($USD)[1]


35
30
25
20
15
10
5
0
15.3
18
26.3
30
2021
2022
2023
2024

(1) U.S. DoD Budget Requests, FY 2024 Overview-FY2024 Defense Budget


CONVENTIONAL TECHNIQUES LIKE ON-GROUND SURVEILLANCE AND AERIAL SYSTEMS ARE
CHALLENGING AND COSTLY

- Oil and gas pipeline integrity breaches pose substantial risks to the environment and human well-being
- The vast and aging network of oil pipelines in North America presents challenges for consistent monitoring
- In 2022, Synergy Aviation charged $18/km to monitor 500,000 km of oil pipeline in Canada[1]

  $9M/500,000 km = $18/km

- Estimated cost per km to monitor using satellite data[2]

  $.40/MB * $.25MB/km = $0.10/km

(1) Echelon Capital Markets | Volatus Aerospace Corp. (VOL-TSXV) | March 2, 2023
(2) Sidus internal analysis based on publicly disclosed information and management estimates


UNPARALLELED
ON-ORBIT
EDGE
COMPUTING
FEATHERBOX
FEATHEREDGE
ARTIFICIAL INTELLIGENCE IN SPACE

» Space Efficiency

» Cost Reduction

» Rapid Response Times

» Cutting-Edge Computing

» Reliability

Flexible and agile integration of new sensor technologies allow LizzieSat™ to deliver relevant, real-time, high-quality, comprehensive data sets.


0
200
Meters
0
200
Meters

The above image shows how SWIR data can be used for soil moisture detection. The left image is the natural colour satellite image and the right image has had the SWIR spectural bands applied. The areas highlighted in blue shows the level of moisture present. The darker the shade, the more moisture. The areas highlighted in yellow indicate no moisture present. © DigitalGlobe



AIS TRACKING



HYPERSPECTRAL



SWIR/MULTISPECTRAL



VNIR/MULTISPECTRAL

- Targeting Industry standard SaaS GM – 75%
- 100 GB of data/day/satellite
- Data acquisition cost: .02/MB
- Market data pricing range: .40/MB - $1.00/MB
- Approximately 30 days from launch to revenue
- Contracts in place for AI and data prior to launch
- New and recurring On-orbit revenue
- Ability to generate additional data contracts post launch
- First launch expected 2024
- Technology customers likely to be data customers



SIDUS SPACE

MANUFACTURING

- Space Companies and Technologies: Providing high precision hardware for mission-critical systems.

TECHNOLOGY HOSTING

- Innovative Technology Demonstrations on Orbit: Integration and operation of technologies in space, ensuring successful on-orbit demonstrations.

SPACE BASED DATA

- Growing Demand for Advanced Data Collection: Earth observation and space observation are experiencing a surge in demand, driving the need for advanced methods of data collection

ARTIFICAL INTELLIGENCE (AI)

- Faster Processing, More than Data: Meeting the demand for faster processing, delivering answers, not just data, in Earth and space observation.


3
2
1
REVENUE
TIME
LAUNCH 2024
1 - MANUFACTURING
2 - TECHNOLOGIES
3 – DATA AND AI

SIDUS SPACE

	Nine Months Ending September 30		Years Ending December 31	
	2023	2022	2022	2021
Revenues	$ 4,620	$ 4,964	$ 7,293	$ 1,409
Cost of Revenue	(3,312)	(3,724)	(5,855)	(1,775)
Gross Profit (Loss)	1,307	1,239	1,438	(367)
Operating costs and expense:				
Total Operating Expenses	10,881	9,779	13,482	3,147
Other Income (Expenses)	(1,451)	(175)	(796)	(233)
Net Loss	$ (11,025)	$ (8,714)	$ (12,840)	$ (3,746)

Capitalization Table	
Class A Stock	1,508,644
Class B Stock[1]	100,000
Options (WAEP: $16.53)	39,752
Warrants (WAEP: $10.84)	130,240
Fully Diluted Shares Outstanding	1,778,636

Balance Sheet Data	As of September 30, 2023
Total Cash	$1,597,331
Working Capital	$590,062
Current Assets	$9,862,688
Current Liabilities	$9,272,626
Total Stockholders' Equity	$8,483,638

Satellite related revenue increased 135% for the nine months ended September 30, 2023.

(1) The rights of the holders of Class A stock and Class B stock are identical, except with respect to voting rights. Each share of Class A stock is entitled to one vote. Each share of Class B stock is entitled to ten votes and is convertible at any time into one share of Class A common stock

Summary:







NEAR-TERM EXPONENTIAL GROWTH OPPORTUNITY

- First LizzieSat launch planned no earlier than March 2024
- Multiple LizzieSats expected to be in orbit in 2024

HERITAGE AND INNOVATION

- Focused on high-margin revenue and profitability
- Scaled and predictable growth plan

MULTIPLE HIGH-MARGIN REVENUE STREAMS

- Space and Defense Hardware Manufacturing
- Satellite Manufacturing and Payload integration
- Space-Based Data Solutions
- AI/ML Product and Services


For more information
contact us at:

COMPANY

SIDUS SPACE, INC.
150 N SYKES CREEK PARKWAY SUITE 200
MERRITT ISLAND, FLORIDA, 32953

INVESTOR RELATIONS

KCSA STRATEGIC COMMUNICATIONS
VALTER PINTO - MANAGING DIRECTOR
T: 212.896.1254
SIDUS@KCSA.COM

TRANSFER AGENT

PACIFIC STOCK TRANSFER COMPANY
6725 VIA AUSTI PKWY SUITE 300
LAS VEGAS, NV 89119
T: 702.361.3033 x 111

SIDUS SPACE®